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Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
THIRD QUARTER 2004
(Dollars in millions, except per share amounts)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of third quarter 2004 earnings, dated October 21, 2004.

        Statements in this Supplemental Financial Information release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements contemplate risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2003 Form 10-K filed with the SEC on March 15, 2004.

RESULTS OF OPERATIONS

        The following table presents the statements of income for the quarters ended September 30, 2004, June 30, 2004, and September 30, 2003 and for the nine months ended September 30, 2004 and 2003.

Condensed Statements of Income

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Federally insured student loans	$522	$492	$437	$1,483	$1,367
Private Credit Student Loans	83	77	82	236	257
Academic facilities financings and other loans	18	18	19	55	59
Investments	62	52	39	158	109

Total interest income	685	639	577	1,932	1,792
Interest expense	372	307	244	965	758

Net interest income	313	332	333	967	1,034
Less: provision for losses	11	28	41	79	121

Net interest income after provision for losses	302	304	292	888	913

Other income:
Gains on student loan securitizations	64	198	40	375	659
Servicing and securitization revenue	159	124	146	419	535
Losses on securities, net	(33)	(1)	(2)	(37)	(9)
Derivative market value adjustment	73	386	91	342	(233)
Guarantor servicing fees	33	23	40	92	101
Debt management fees	79	70	78	229	190
Loss on GSE debt extinguishment	(103)	—	—	(103)	—
Other	91	70	54	223	169

Total other income	363	870	447	1,540	1,412
Operating expenses	211	206	184	626	553

Income before income taxes and cumulative effect of accounting change	454	968	555	1,802	1,772
Income taxes	97	353	205	539	633

Income before cumulative effect of accounting change	357	615	350	1,263	1,139
Cumulative effect of accounting change	—	—	130	—	130

Net income	357	615	480	1,263	1,269
Preferred stock dividends	3	3	3	9	8

Net income attributable to common stock	$354	$612	$477	$1,254	$1,261

Diluted earnings per common share:
Before cumulative effect of accounting change	$.80	$1.36	$.76	$2.80	$2.43
Cumulative effect of accounting change	—	—	.28	—	.28

Diluted earnings per common share after cumulative effect of accounting change	$.80	$1.36	$1.04	$2.80	$2.71

        Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.

Net Interest Income

Taxable Equivalent Net Interest Income

        The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Interest income
Student loans	$605	$569	$519	$1,719	$1,624
Academic facilities financings and other loans	18	18	19	55	59
Investments	62	52	39	158	109
Taxable equivalent adjustment	1	1	3	5	11

Total taxable equivalent interest income	686	640	580	1,937	1,803
Interest expense	372	307	244	964	759

Taxable equivalent net interest income	$314	$333	$336	$973	$1,044

Average Balance Sheets

        The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended September 30, 2004, June 30, 2004 and September 30, 2003 and for the nine months ended September 30, 2004 and 2003.

	Quarters ended
	September 30, 2004		June 30, 2004		September 30, 2003
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$50,121	4.14%	$50,424	3.93%	$40,018	4.34%
Private Credit Student Loans	4,401	7.53	4,375	7.04	4,821	6.72
Academic facilities financings and other loans	943	7.98	982	7.77	1,135	7.09
Cash and investments	12,238	2.02	12,729	1.67	8,383	1.92

Total interest earning assets	67,703	4.03%	68,510	3.76%	54,357	4.23%

Non-interest earning assets	6,409		6,983		6,210

Total assets	$74,112		$75,493		$60,567

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$1,259	1.58%	$2,250	1.19%	$3,087	1.06%
Other short-term borrowings	4,554	2.63	11,993	1.77	24,729	1.57
Long-term notes	62,428	2.15	55,283	1.80	26,892	2.03

Total interest bearing liabilities	68,241	2.17%	69,526	1.77%	54,708	1.77%

Non-interest bearing liabilities	3,080		3,141		3,078
Stockholders' equity	2,791		2,826		2,781

Total liabilities and stockholders' equity	$74,112		$75,493		$60,567

Net interest margin		1.84%		1.96%		2.45%

	Nine months ended
	September 30, 2004		September 30, 2003
	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$49,433	4.01%	$39,187	4.66%
Private Credit Student Loans	4,640	6.81	5,206	6.60
Academic facilities financings and other loans	996	7.69	1,154	7.27
Cash and investments	11,333	1.89	6,384	2.43

Total interest earning assets	66,402	3.90%	51,931	4.64%

Non-interest earning assets	6,479		5,612

Total assets	$72,881		$57,543

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$2,040	1.21%	$2,987	1.17%
Other short-term borrowings	10,895	1.97	23,068	1.59
Long-term notes	53,992	1.94	26,226	2.34

Total interest bearing liabilities	66,927	1.92%	52,281	1.94%

Non-interest bearing liabilities	3,235		2,886
Stockholders' equity	2,719		2,376

Total liabilities and stockholders' equity	$72,881		$57,543

Net interest margin		1.96%		2.69%

        The decrease in the net interest margin from the third quarter of 2003 to the third quarter of 2004 was primarily due to the decrease in Floor Income and other student loan spread related items as discussed under "Student Loan Spread Analysis after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation," and to the increase in lower yielding short-term investments caused by the increase in non-GSE funding in connection with the GSE Wind-Down.

Reclassifications

        Certain reclassifications have been made to the balances as of and for the quarter and nine months ended September 30, 2003 to be consistent with classifications adopted for 2004.

Reclassification of Realized Derivative Transactions—Non-GAAP Presentation

        The Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires net settlement income/expense on derivatives and realized gains/losses on derivative dispositions ("realized derivative transactions") that do not qualify as accounting hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. We believe that it is also helpful to the understanding of our business to include two presentations of net interest income and net interest margin. The first is a generally accepted accounting principles ("GAAP") presentation presented above that includes the net settlement income/expense on trading derivatives and realized gains/losses recorded in the derivative market value adjustment line, which excludes these items from net interest income and margin. The second is a non-GAAP presentation that reclassifies these derivative net settlements and realized gains and losses to the financial statement line item of the economically hedged item, where they are primarily included in net interest income and margin. We believe that this second presentation is meaningful as it reflects how we manage interest rate risk through the match funding of interest sensitive assets and liabilities.

        The table below details the reclassification of the derivative net settlement expense and realized gains/losses related to derivative dispositions that is used in the following non-GAAP presentations as discussed above.

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Reclassification of realized derivative transactions:
Net settlement expense on Floor Income Contracts reclassified to student loan income	$(86)	$(102)	$(93)	$(295)	$(308)
Net settlement expense on Floor Income Contracts reclassified to servicing and securitization revenue	(45)	(52)	(56)	(156)	(138)
Net settlement (expense)/income on interest rate swaps reclassified to interest expense/income	(1)	3	10	12	32
Net settlement expense on interest rate swaps reclassified to servicing and securitization revenue	(26)	(22)	(16)	(61)	(48)
Realized gain/loss on closed Eurodollar futures contracts and terminated derivative contracts reclassified to other income	4	(8)	(4)	(51)	(106)

Total reclassifications	$(154)	$(181)	$(159)	$(551)	$(568)

Taxable Equivalent Net Interest Income after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation

        The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Interest income, non-GAAP
Student loans	$520	$467	$425	$1,424	$1,313
Academic facilities financings and other loans	18	18	19	55	59
Investments	63	52	39	159	109
Taxable equivalent adjustment	1	1	3	5	11

Total taxable equivalent interest income, non-GAAP	602	538	486	1,643	1,492
Interest expense, non-GAAP	375	304	233	953	724

Taxable equivalent net interest income, non- GAAP	$227	$234	$253	$690	$768

Reconciliation of Taxable Equivalent Net Interest Income as presented in accordance with GAAP to the Non-GAAP Presentation for Realized Derivative Transactions

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Taxable equivalent net interest income, GAAP	$314	$333	$336	$973	$1,044
Settlements on Floor Income Contracts reclassified to student loan income	(86)	(102)	(93)	(295)	(308)
Net settlements on interest rate swaps reclassified to interest expense	(1)	3	10	12	32

Taxable equivalent net interest income, non-GAAP	$227	$234	$253	$690	$768

Average Balance Sheets after Reclassification of Realized Derivative Transactions—Non-GAAP

        The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended September 30, June 30, 2004 and September 30, 2003 and for the nine months ended September 30, 2004 and 2003.

	Quarters ended
	September 30, 2004		June 30, 2004		September 30, 2003
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$50,121	3.47%	$50,424	3.12%	$40,018	3.40%
Private Credit Student Loans	4,401	7.53	4,375	7.04	4,821	6.72
Academic facilities financings and other loans	943	7.98	982	7.77	1,135	7.09
Cash and investments	12,238	2.05	12,729	1.67	8,383	1.92

Total interest earning assets	67,703	3.54%	68,510	3.16%	54,357	3.55%

Non-interest earning assets	6,409		6,983		6,210

Total assets	$74,112		$75,493		$60,567

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$1,259	1.58%	$2,250	1.19%	$3,087	1.06%
Other short-term borrowings	4,554	2.75	11,993	1.71	24,729	1.46
Long-term notes	62,428	2.15	55,283	1.80	26,892	1.97

Total interest bearing liabilities	68,241	2.18%	69,526	1.76%	54,708	1.69%

Non-interest bearing liabilities	3,080		3,141		3,078
Stockholders' equity	2,791		2,826		2,781

Total liabilities and stockholders' equity	$74,112		$75,493		$60,567

Net interest margin, non-GAAP		1.34%		1.38%		1.85%

	Nine months ended
	September 30, 2004		September 30, 2003
	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$49,433	3.21%	$39,187	3.60%
Private Credit Student Loans	4,640	6.81	5,206	6.60
Academic facilities financings and other loans	996	7.69	1,154	7.27
Cash and investments	11,333	1.91	6,384	2.43

Total interest earning assets	66,402	3.31%	51,931	3.84%

Non-interest earning assets	6,479		5,612

Total assets	$72,881		$57,543

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$2,040	1.21%	$2,987	1.17%
Other short-term borrowings	10,895	1.89	23,068	1.56
Long-term notes	53,992	1.93	26,226	2.19

Total interest bearing liabilities	66,927	1.90%	52,281	1.85%

Non-interest bearing liabilities	3,235		2,886
Stockholders' equity	2,719		2,376

Total liabilities and stockholders' equity	$72,881		$57,543

Net interest margin, non-GAAP		1.39%		1.98%

        The 50 basis point and 57 basis point difference between the three and nine months ended September 30, 2004 non-GAAP net interest margin versus the GAAP net interest margin is due to the inclusion of payments on Floor Income Contracts in the non-GAAP presentation which reduced net interest income by 50 and 59 basis points, respectively.

Student Loans

        For both federally insured and Private Credit Student Loans, we account for premiums paid, discounts received and certain origination costs incurred on the acquisition of student loans in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." The unamortized portion of the premiums and discounts are included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as borrower benefit programs. Origination fees charged on Private Credit Student Loans are deferred and amortized to income over the lives of the student loans. In the "Student Loan Spread Analysis after Reclassification of Realized Derivative Transactions—Non-GAAP" tables below, this amortization of origination fees is netted with the amortization of the premiums.

Student Loan Spread Analysis after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation (see "Reclassification of Realized Derivative Transactions—Non-GAAP Presentation")

        The following table analyzes the reported earnings from student loans both on-balance sheet and those off-balance sheet in securitization trusts. For student loans off-balance sheet, we will continue to earn securitization and servicing fee revenues over the life of the securitized loan portfolios. The off-balance sheet information presented in "Securitization Program—Servicing and Securitization Revenue" analyzes the on-going servicing revenue and Residual Interest earned on the securitized portfolios of student loans. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see "'Core Cash' Student Loan Spread Analysis."

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
On-Balance Sheet
Student loan yield, before Floor Income	4.59%	4.27%	4.17%	4.34%	4.32%
Floor Income	.04	.04	.33	.07	.35
Consolidation Loan Rebate Fees	(.60)	(.54)	(.51)	(.56)	(.49)
Offset Fees	(.01)	(.05)	(.07)	(.04)	(.07)
Borrower benefits	(.12)	(.20)	(.08)	(.16)	(.08)
Premium and origination fee amortization	(.11)	(.10)	(.08)	(.13)	(.08)

Student loan net yield	3.79	3.42	3.76	3.52	3.95
Student loan cost of funds	(2.16)	(1.73)	(1.54)	(1.84)	(1.66)

Student loan spread, non-GAAP	1.63%	1.69%	2.22%	1.68%	2.29%

Off-Balance Sheet
Servicing and securitization revenue, before Floor Income	1.31%	1.03%	1.12%	1.16%	1.31%
Floor Income, net of Floor Income previously recognized in gain on sale calculation	.18	.24	.34	.25	.59

Servicing and securitization revenue	1.49%	1.27%	1.46%	1.41%	1.90%

Average Balances
On-balance sheet student loans	$54,522	$54,799	$44,839	$54,073	$44,393
Off-balance sheet student loans	42,230	39,318	39,803	39,787	37,631

Managed student loans	$96,752	$94,117	$84,642	$93,860	$82,024

Discussion of On-Balance Sheet Student Loan Spread after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation

        The decrease in the third quarter of 2004 student loan spread versus the prior quarter is primarily due to the higher average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio. These negatives were offset by lower borrower benefits due to the continued high rate of early Consolidation Loans that results in fewer Stafford borrowers qualifying for borrower benefits. In response to this trend, we lowered our estimate of the number of Stafford borrowers who will eventually qualify for borrower benefits and revised the term over which benefits are expected to be realized.

        When compared with the third quarter of 2003, the decrease in the student loan spread is primarily due to lower Floor Income, higher spreads on our debt funding student loans and the increase in the average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio. The increase in the spread to the index on our debt is due to the replacement of lower cost GSE funding with non-GSE funding in connection with the GSE Wind-Down. GSE debt generally has lower credit spreads than non-GSE funding sources and our non-GSE liabilities are significantly longer in duration than our GSE liabilities. In addition, we use higher cost, longer-term debt to fund Consolidation Loans.

        Consolidation Loans have lower spreads than other FFELP loans due to the 105 basis point Consolidation Loan Rebate Fee and the higher funding costs discussed above. The negative effect of this fee is partially offset by the absence of the 30 basis point Offset Fee on GSE student loans, higher SAP yield and lower student loan premium amortization due to the extended term. As long as interest rates remain at historically low levels and absent a program change in the next HEA reauthorization, we expect Consolidation Loans to be actively marketed by the student loan industry and remain an attractive refinancing option for borrowers, resulting in Consolidation Loans representing an increasing percentage of our federally guaranteed student loan portfolio.

        The year-over-year increase in the premium amortization and borrower benefit expenses is primarily the result of revised life of loan estimates for higher consolidation activity in the fourth quarter of 2003.

On-Balance Sheet Floor Income

        For on-balance sheet student loans, gross Floor Income is included in student loan income. The following table summarizes the components of Floor Income from on-balance sheet student loans, net of payments under Floor Income Contracts, for the quarters ended September 30, 2004, June 30, 2004, and September 30, 2003 and for the nine months ended September 30, 2004 and 2003.

	Quarters ended
	September 30, 2004			June 30, 2004			September 30, 2003
	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$92	$—	$92	$108	$—	$108	$129	$1	$130
Payments on Floor Income Contracts	(86)	—	(86)	(102)	—	(102)	(93)	—	(93)

Net Floor Income	$6	$—	$6	$6	$—	$6	$36	$1	$37

Net Floor Income in basis points	4	—	4	4	—	4	32	1	33

	Nine months ended
	September 30, 2004			September 30, 2003
	Fixed borrower Rate	Variable borrower rate	Total	Fixed borrower Rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$323	$2	$325	$394	$30	$424
Payments on Floor Income Contracts	(296)	—	(296)	(309)	—	(309)

Net Floor Income	$27	$2	$29	$85	$30	$115

Net Floor Income in basis points	7	—	7	26	9	35

Securitization Program

Changes in Accounting Estimates Affecting the Residual Interest in Securitized Loans

        We updated certain assumptions during the third quarter of 2004 that we use in the valuation of the Residual Interest. The following are the significant assumption changes that were made:

	As of September 30, 2004	As of December 31, 2003
FFELP Stafford CPR	20% – 2004/2005	20% – 2004
	15% – 2006	15% – 2005
	6% – thereafter	6% – thereafter
FFELP expected credit losses (as a % of securitized loan balance outstanding)	0%	.17%

        The FFELP Stafford CPR assumption was increased to account for the continued high levels of Consolidation Loan activity. We also lowered our assumption of expected FFELP credit loss to zero percent to reflect the effect of Exceptional Performer ("EP") designation on Sallie Mae serviced FFELP loans in the trusts. The overall effect of the EP designation is discussed in more detail below in "Allowance for FFELP Student Loan Losses." In total, the change in the fair value of our Residual Interests due to all assumption changes as of September 30, 2004 was a decrease of $11 million.

Securitization Activity

        The following table summarizes our securitization activity for the quarters ended September 30, 2004, June 30, 2004, and September 30, 2003 and for the nine months ended September 30, 2004 and 2003. Since the refinancing of the GSE debt was substantially completed in the second quarter of 2004, securitization activity was reduced to more normal levels in the third quarter of 2004.

	Quarters ended
	September 30, 2004				June 30, 2004				September 30, 2003
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	2	$4,500	$64	1.4%	2	$5,502	$71	1.3%	2	$3,511	$40	1.1%
Consolidation Loans	—	—	—	—	—	—	—	—	—	—	—	—
Private Credit Student Loans	—	—	—	—	1	1,282	127	9.9	—	—	—	—

Total securitizations -sales	2	4,500	$64	1.4%	3	6,784	$198	2.9%	2	3,511	$40	1.1%

Asset-backed commercial paper(1)	—	—			1	4,186			—	—
Consolidation Loans(2)	1	2,210			1	2,446			2	5,513

Total securitizations -financings	1	2,210			2	6,632			2	5,513

Total securitizations	3	$6,710			5	$13,416			4	$9,024

	Nine months ended
	September 30, 2004				September 30, 2003
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain(3) %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	4	$10,002	$134	1.3%	4	$5,772	$72	1.3%
Consolidation Loans	—	—	—	—	2	4,256	434	10.2
Private Credit Student Loans	2	2,535	241	9.5	2	2,253	153	6.8

Total securitizations — sales	6	12,537	$375	3.0%	8	12,281	$659	5.4%

Asset-backed commercial paper(1)	1	4,186			—	—
Consolidation Loans(2)	5	13,224			4	9,825

Total securitizations — financings	6	17,410			4	9,825

Total securitizations	12	$29,947			12	$22,106

(1)
In the second quarter of 2004 the Company closed its first asset-backed commercial paper program. The program is a revolving 364-day multi-seller conduit that allows the Company to borrow up to $5 billion with annual extensions. We may purchase loans out of this trust at our discretion and as a result, the trust does not qualify as a qualifying special purpose entity ("QSPE") and is accounted for on-balance sheet as a Variable Interest Entity ("VIE").

(2)
In certain Consolidation Loan securitization structures, we hold certain rights that can affect the remarketing of certain bonds. These remarketing rights are not significantly limited in nature and as a result these securitizations did not qualify as QSPEs. Accordingly, they are accounted for on-balance sheet as VIEs.

(3)
The increase in the Private Credit Student Loans securitization gain percentage in 2004 is due to the underlying student loans having higher spreads and the related bonds having a lower funding cost due primarily to the maturing of the Private Credit Student Loan marketplace which has resulted in greater acceptance by investors and lower spreads on the debt issued.

Servicing and Securitization Revenue

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as QSPEs, includes the interest earned on the Residual Interest asset, the revenue we receive for servicing the loans in the securitization trusts, and Embedded Floor Income on securitized student loans not previously included in the gain on sale calculation. Interest income recognized on the Residual Interest is based on our anticipated yield, determined by periodically revising our estimate of future expected cash flows.

        The following table summarizes the components of servicing and securitization revenue for the quarters ended September 30, 2004, June 30, 2004, and September 30, 2003 and for the nine months ended September 30, 2004 and 2003.

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Servicing revenue	$86	$78	$81	$239	$233
Securitization revenue, before Embedded Floor Income	54	23	31	107	135

Servicing and securitization revenue, before Embedded Floor Income	140	101	112	346	368
Embedded Floor Income	56	66	82	200	276
Less: Floor Income previously recognized in gain calculation	(37)	(43)	(48)	(127)	(109)

Net Embedded Floor Income	19	23	34	73	167

Total servicing and securitization revenue	$159	$124	$146	$419	$535

Average off-balance sheet student loans	$42,230	$39,318	$39,803	$39,787	$37,631

Average balance of Retained Interest	$2,395	$2,468	$2,871	$2,435	$2,650

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	1.49%	1.27%	1.46%	1.41%	1.90%

        Fluctuations in servicing and securitization revenue are generally driven by the amount of and the difference in the timing of Floor Income recognition on off-balance sheet student loans, as well as the impact of Consolidation Loan activity on FFELP Stafford student loan securitizations. When FFELP Stafford loans consolidate they are bought out of the trust, which shortens the life of the trust. We estimate the trust prepayments through consolidation with our CPR assumption. When consolidation activity is higher than forecasted, the Residual Interest asset can be impaired and the yield used to recognize subsequent income from the trust is negatively impacted. Impairments related to the Retained Interests for the three months ended September 30, 2004, June 30, 2004 and September 30, 2003 were $12 million, $36 million and $12 million, respectively. These impairment charges were recorded as a loss and are included as a reduction in securitization revenue. The impairment charge of $61 million for the nine months ended September 30, 2004 is primarily the result of (a) FFELP Stafford loans continuing to consolidate at levels faster than projected, resulting in $28 million of impairment and (b) rising interest rates during the second quarter of 2004 which decreased the value of the Floor Income component of our Retained Interest resulting in $33 million of impairment.

"CORE CASH" RESULTS OF OPERATIONS

Non-GAAP "Core Cash" Earnings

        In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with GAAP. In addition to evaluating the Company's GAAP-based financial information, management, credit rating agencies, lenders and analysts also evaluate the Company on certain non-GAAP performance measures that we refer to as "core cash" measures. While "core cash" measures are not a substitute for reported results under GAAP, we rely on "core cash" measures in operating our business because we believe they provide additional information regarding the operational and performance indicators that are most closely assessed by management.

        We report pro forma "core cash" measures, which are the financial performance measures used by management not only in developing our financial plans and tracking results, but also in establishing corporate performance targets and determining incentive compensation. Our "core cash" measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. "Core cash" measures reflect only current period adjustments to GAAP as described below. Accordingly, the Company's "core cash" measures presentation does not represent another comprehensive basis of accounting. A more detailed discussion of the differences between GAAP and "core cash" measures follows.

1)
Securitization: Under GAAP, certain securitization transactions are accounted for as sales of assets. Under "core cash," we present all securitization transactions as long-term non-recourse financings. The upfront "gains" on sale from securitization as well as ongoing "servicing and securitization revenue" presented in accordance with GAAP are excluded from "core cash" and replaced by the interest income, provision for loan losses, and interest expense as they are earned or incurred on the securitized loans.

  The following table summarizes the securitization adjustments for the quarters ended September 30, 2004, June 30, 2004, and September 30, 2003 and for the nine months ended September 30, 2004 and 2003.

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
"Core cash" securitization adjustments:
Net interest income on securitized loans, after provision for losses	$292	$251	$249	$803	$744
Gains on student loan securitizations	(64)	(198)	(40)	(375)	(659)
Servicing and securitization revenue	(159)	(124)	(146)	(419)	(535)

Total "core cash" securitization adjustments	$69	$(71)	$63	$9	$(450)

2)
Derivative Accounting: SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges and they are a critical element of our interest rate risk management strategy. However, under SFAS No. 133, some of our derivatives, primarily Floor Income Contracts, Eurodollar futures contracts, certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for "hedge treatment" and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The derivative market value adjustment is primarily caused by interest rate volatility and changing credit spreads during the period and the volume and term of derivatives not receiving hedge accounting treatment. "Core cash" earnings exclude the periodic unrealized gains and losses primarily caused by the one-sided derivative valuations, and recognize the economic effect of these hedges, which results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life.

  Our Floor Income Contracts are written options. SFAS No. 133's hedge criteria regarding effectiveness when using written options is more stringent than other hedging relationships. Because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts, the written Floor Income Contracts do not qualify as effective hedges under SFAS No. 133. The Floor Income Contracts effectively fix the amount of Floor Income we will earn over the contract period, thus eliminating the timing and uncertainty associated with Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and transferred to the counterparties to vary. The change in the market value of the Floor Income Contracts is economically offset by the change in value of the student loan portfolio earning Floor Income, but that offsetting change in value is not recognized under SFAS No. 133.

  Basis swaps are used to convert the floating rate debt from one interest rate index to another to match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt to better match the cash flows of our student loan assets that are primarily indexed to commercial paper, Prime or the Treasury bill. SFAS No. 133 requires that the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk and do not meet this effectiveness test because student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, these swaps are recorded at fair value with subsequent changes in value reflected in the income statement.

  Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts and Eurodollar futures contracts. We will experience unrealized gains/losses related to our basis swaps, if the two underlying indexes (and related forward curve) do not move in parallel.

  Under SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. As a result, we now account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. They do not qualify as effective SFAS No. 133 hedges as a requirement to achieve hedge accounting is the hedged item must impact net income. The purchase of our own stock does not impact net income.

  The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended September 30, 2004, June 30, 2004, and September 30, 2003, and for the nine months ended September 30, 2004 and 2003, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
SFAS No. 133 income statement items:
Derivative market value adjustment ((gain)/loss)	$(73)	$(386)	$(91)	$(342)	$233
Less: Net realized derivative transactions	(154)	(181)	(159)	(551)	(568)

Net unrealized derivative market value adjustment	(227)	(567)	(250)	(893)	(335)
Other pre-SFAS No. 133 accounting adjustments	(3)	6	—	2	—

Total net impact of SFAS No. 133 derivative accounting	$(230)	$(561)	$(250)	$(891)	$(335)

3)
Floor Income: The timing and amount (if any) of Floor Income earned is uncertain and in excess of expected spreads and, therefore, we exclude such income when it is not economically hedged from "core cash" measures. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above under "Derivative Accounting," these derivatives do not qualify as effective accounting hedges and therefore are marked-to-market through the derivative market value adjustment. For "core cash" measures, we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts' realized gains or losses) in income. The following table summarizes the Floor Income adjustments for the quarters ended September 30, 2004, June 30, 2004, and September 30, 2003 and for the nine months ended September 30, 2004 and 2003.

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
"Core cash" Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$(18)	$(18)	$(62)	$(69)	$(238)
Amortization of net premiums on Floor Income Contracts and futures in net interest income	54	42	39	141	113
Net losses related to closed Eurodollar futures contracts economically hedging Floor Income	—	—	3	50	7
Losses on sales of derivatives hedging Floor Income	—	—	1	—	92

Total "core cash" Floor Income adjustments	$36	$24	$(19)	$122	$(26)

4)
Other items: We exclude certain transactions that are not considered part of our core business, including amortization of acquired intangibles.

"Core Cash" Statements of Income

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Managed interest income:
Managed federally insured student loans	$826	$710	$632	$2,223	$1,920
Managed Private Credit Student Loans	165	147	119	426	328
Academic facilities financings and other loans	18	18	19	55	59
Investments	73	56	44	176	117

Total Managed interest income	1,082	931	814	2,880	2,424
Managed interest expense	616	486	410	1,536	1,254

Net Managed interest income	466	445	404	1,344	1,170
Less: provision for losses	(7)	40	43	78	104

Net Managed interest income after provision for losses	473	405	361	1,266	1,066

Other income:
Gains (losses) on securities, net	(27)	4	—	(24)	(2)
Guarantor servicing fees	33	23	40	91	101
Debt management fees	79	70	78	229	190
Loss on GSE debt extinguishment	(103)	—	—	(103)	—
Other	90	68	50	218	163

Total other income	72	165	168	411	452
Operating expenses	203	199	177	604	533

Income before income taxes	342	371	352	1,073	985
Income taxes	123	134	124	386	344

"Core cash" net income	219	237	228	687	641
Preferred stock dividends	3	3	3	9	8

"Core cash" net income attributable to common stock	$216	$234	$225	$678	$633

"Core cash" diluted earnings per common share	$.49	$.52	$.49	$1.51	$1.36

Reconciliation of GAAP Net Income to "Core Cash" Net Income

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
GAAP net income	$357	$615	$480	$1,263	$1,269
"Core cash" adjustments:
Net impact of securitization accounting	69	(71)	63	9	(450)
Net impact of derivative accounting	(230)	(561)	(250)	(891)	(335)
Net impact of Floor Income	36	24	(19)	122	(26)
Amortization of acquired intangibles and other	13	11	3	31	24

Total "core cash" adjustments before income taxes	(112)	(597)	(203)	(729)	(787)
Net tax effect(a)	(26)	219	81	153	289

Total "core cash" adjustments before cumulative effect of accounting change	(138)	(378)	(122)	(576)	(498)
Cumulative effect of accounting change	—	—	(130)	—	(130)

Total "core cash" adjustments	(138)	(378)	(252)	(576)	(628)

"Core cash" net income	$219	$237	$228	$687	$641

(a)
Such tax effect is based upon the Company's "core cash" effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

"Core Cash" Student Loan Spread Analysis

        The following table analyzes the earnings from our portfolio of Managed student loans, which includes loans both on-balance sheet and off-balance sheet in securitization trusts and excludes Floor Income.

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
"Core cash" student loan yields	4.67%	4.31%	4.14%	4.39%	4.29%
Consolidation Loan Rebate Fees	(.42)	(.39)	(.36)	(.41)	(.35)
Offset Fees	—	(.03)	(.04)	(.02)	(.04)
Borrower benefits	(.02)	(.10)	(.10)	(.07)	(.11)
Premium and origination fee amortization	(.15)	(.13)	(.12)	(.12)	(.13)

"Core cash" student loan net yield	4.08	3.66	3.52	3.77	3.66
"Core cash" student loan cost of funds	(2.16)	(1.75)	(1.60)	(1.85)	(1.73)

"Core cash" student loan spread	1.92%	1.91%	1.92%	1.92%	1.93%

Average Balances
On-balance sheet student loans	$54,522	$54,799	$44,839	$54,073	$44,393
Off-balance sheet student loans	42,230	39,318	39,803	39,787	37,631

Managed student loans	$96,752	$94,117	$84,642	$93,860	$82,024

Discussion of "Core Cash" Student Loan Spread

        The increase in the third quarter 2004 "core cash" student loan spread versus the second quarter of 2004 is due to the continued high rate of early Consolidation Loans that results in fewer Stafford borrowers qualifying for borrower benefits. In response to this trend, we lowered our estimate of the number of Stafford borrowers who will eventually qualify for borrower benefits and revised the term over which benefits are expected to be realized. As a result, we recorded a $22 million or nine basis point reduction in the liability for borrower benefits. The third quarter 2004 student loan spread also benefited from lower Offset Fees and higher amortization from Floor Income Contracts partially offset by the higher average balance of Consolidation Loans and an increase in premium write-offs from loans consolidated in the FDLP. This was caused by the shift in FDLP Consolidation Loan volume from the second to the third quarter as disbursements were held by the FDLP pending the July 1st interest rate reset.

        The third quarter 2004 "core cash" student loan spread equaled the third quarter 2003 student loan spread, however, there were a number of items that impacted the quarter-to-quarter spread analysis. The third quarter of 2004 benefited from the decrease in the borrower benefit reserve discussed above and lower Offset Fees. These positive effects were offset by the increase in the average balance of Consolidation Loans as a percentage of the Managed portfolio and the higher spreads on our debt funding student loans. The increase in the spread to the index on our debt is due to the replacement of lower cost GSE funding with non-GSE funding in connection with the GSE Wind-Down. GSE debt generally has lower credit spreads than non-GSE funding sources and our non-GSE liabilities are significantly longer in duration than our GSE liabilities. In addition, we use higher cost, longer-term debt to fund Consolidation Loans.

        Consolidation Loans have lower spreads than other FFELP loans due to the 105 basis point Consolidation Loan Rebate Fee and higher costs of funds for reasons discussed above. The negative effect of this fee is partially offset by the absence of the 30 basis point Offset Fee on GSE funded student loans in 2003, higher SAP yield and lower student loan premium amortization due to the extended term. As long as interest rates remain at historically low levels and absent a program change in the next HEA reauthorization, we expect Consolidation Loans to be actively marketed by the student loan industry and remain an attractive refinancing option for borrowers, resulting in Consolidation Loans representing an increasing percentage of our federally guaranteed student loan portfolio.

        The third quarter 2004 student loan spread also benefited from the increase in the average balance of Managed Private Credit Student Loans as a percentage of the average Managed student loan portfolio from 9 percent in the third quarter 2003 to 11 percent in the third quarter 2004. Private Credit Student Loans are subject to credit risk and therefore earn higher spreads which averaged 4.40 percent in the third quarter of 2004 for the Managed Private Credit Student Loan portfolio versus a spread of 1.51 percent for the Managed guaranteed student loan portfolio.

Allowance for Private Credit Student Loan Losses—Managed Basis

        The allowance for Private Credit Student Loan losses is an estimate of probable losses in the portfolio at the balance sheet date that will be charged off in subsequent periods. We estimate our losses using historical data from our Private Credit Student Loan portfolios, extrapolations of FFELP loan loss data, current trends and relevant industry information. As our Private Credit Student Loan portfolios continue to mature, more reliance is placed on our own historic Private Credit Student Loan charge-off and recovery data. We use this data in internally developed models to estimate losses, net of subsequent collections, projected to occur in the Private Credit Student Loan portfolios.

        An analysis of our allowance for loan losses for Managed Private Credit Student Loans for the quarters ended September 30, 2004, June 30, 2004, and September 30, 2003 and for the nine months ended September 30, 2004 and 2003 is presented in the following table.

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Allowance at beginning of period	$288	$272	$228	$259	$194
Provision for loan losses	52	38	29	127	88
Other	—	—	13	—	20
Charge-offs	(32)	(26)	(21)	(85)	(58)
Recoveries	3	4	3	10	8

Net charge-offs	(29)	(22)	(18)	(75)	(50)

Allowance at end of period	$311	$288	$252	$311	$252

Net charge-offs as a percentage of average total loans (annualized)	1.07%	.93%	.97%	1.01%	.95%
Net charge-offs as a percentage of average loans in repayment (annualized)	2.35%	1.99%	2.01%	2.17%	1.90%
Allowance as a percentage of the ending total loan balance	2.79%	2.83%	3.17%	2.79%	3.17%
Allowance as a percentage of ending loans in repayment	6.35%	6.00%	6.85%	6.35%	6.85%
Allowance coverage of net charge-offs (annualized)	2.73	3.14	3.44	3.11	3.80
Average total loans	$10,639	$9,909	$7,587	$9,900	$6,969
Ending total loans	$11,159	$10,174	$7,961	$11,159	$7,961
Average loans in repayment	$4,845	$4,607	$3,657	$4,614	$3,492
Ending loans in repayment	$4,898	$4,792	$3,684	$4,898	$3,684

        The increase in the provision for Managed Private Credit Student Loan losses for the third quarter of 2004 versus the prior quarter is mainly due to the continued loan portfolio growth and seasonality. The second and third quarters of the year are traditionally the peak periods for students graduating from college. Traditional students do not start repaying their loans until after they graduate. Our reserve methodology incorporates this seasonality. Prior to graduation, the expected credit losses are minimal. After graduation, the reserve requirements increase to reflect the increased risk of loss. The increase in the provision for Managed Private Credit Student Loan losses for the third quarter of 2004 versus the year-ago quarter is primarily attributed to the growth in the portfolio of Managed Private Credit Student Loans and to updates to our default assumptions in the third quarter of 2004.

        The increase in charge-offs is primarily due to the continued growth and maturity of loans in repayment. Reserves and charge-offs will continue to increase with the growth in the repayment portfolio. As discussed further below, the delinquency and forbearance amounts will also increase with the growth in the repayment portfolio. We utilize the expertise of our collection organization, including our debt management operation, to minimize charge-offs in our own portfolio and to increase recoveries on charged-off loans.

Allowance for FFELP Student Loan Losses

        Effective October 19, 2004, Sallie Mae Servicing, our student loan servicing division, was designated as an Exceptional Performer ("EP") by the Department of Education ("DOE") in recognition of meeting certain performance standards set by the DOE in servicing FFELP loans. As a result of this designation, for a renewable one-year period beginning October 19, 2004, we will receive 100 percent reimbursement on default claims on federally guaranteed student loans that were serviced by Sallie Mae Servicing for a period of at least 270 days before the date of default and, subject to quarterly compliance audits, will no longer be subject to the 2 percent risk-sharing on these loans. We are entitled to receive this benefit as long as we remain in compliance with the required servicing standards, which are assessed on an annual and quarterly basis. The EP designation applies to all FFELP loans that are serviced by us. In addition, we will receive 100 percent reimbursement on default claims on federally guaranteed student loans that we own but are serviced by other service providers with the EP designation. At September 30, 2004, approximately 99 percent of our Managed federally insured loans are no longer subject to risk-sharing. As a result of this designation, we have reduced the balance in the Managed risk-sharing allowance for loan losses by $62 million with a similar reduction in the third quarter provision for loan losses.

Forbearance and Delinquencies—Managed Basis

        The table below shows our Managed Private Credit Student Loan forbearance and delinquency trends at September 30, 2004, June 30, 2004, and September 30, 2003. Forbearances and delinquencies result in increased servicing and collection costs and have the potential to adversely impact earnings if the account charges off.

        Loans in forbearance status increased from 10.8 percent of loans in repayment and forbearance status at June 30, 2004 to 11.3 percent of loans in repayment and forbearance status at September 30, 2004. The increase of loans in forbearance status is primarily due to seasonality. The ratio at September 30, 2003 was 11.2 percent.

	September 30, 2004		June 30, 2004		September 30, 2003
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$5,639		$4,802		$3,814
Loans in forbearance(2)	622		580		463
Loans in repayment and percentage of each status:
Loans current	4,469	91.2%	4,441	92.7%	3,381	91.8%
Loans delinquent 30-59 days(3)	160	3.3	147	3.1	127	3.4
Loans delinquent 60-89 days	105	2.1	83	1.7	74	2.0
Loans delinquent 90 days or greater	164	3.4	121	2.5	102	2.8

Total Managed Private Credit Student Loans in repayment	4,898	100.0%	4,792	100.0%	3,684	100.0%

Total Managed Private Credit Student Loans	11,159		10,174		7,961
Managed Private Credit Student Loan allowance for losses	(311)		(288)		(252)

Managed Private Credit Student Loans, net	$10,848		$9,886		$7,709

Percentage of Managed Private Credit Student Loans in repayment	43.9%		47.1%		46.3%

Delinquencies as a percentage of Managed Private Credit Student Loans in repayment	8.8%		7.3%		8.2%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing procedures and policies.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

        Private Credit Student Loans are made to parent and student borrowers in accordance with our underwriting policies. These loans generally supplement the federally guaranteed student loans, which are subject to federal lending caps, and are not guaranteed or insured against any loss of principal or interest. Student borrowers use the proceeds of these loans to obtain higher education, which increases the likelihood of obtaining employment at higher income levels than would be available without the additional education. As a result, the borrowers' repayment capability improves between the time the loan is made and the time they enter the post-education work force. We allow the loan repayment period on all Private Credit Student Loans, except career training loans, to begin six months after the student leaves school. This provides the borrower time to obtain a job to service his or her debt. For borrowers that need more than six months or experience other hardships, we permit additional payment deferments or partial payments (both referred to as forbearances) when we believe additional time will improve the borrower's ability to repay the loan. Our current policy does not grant any reduction in the repayment obligation (principal or interest) but does allow the borrower to stop or reduce monthly payments for an agreed period of time. Payment deferments can have the effect of reducing delinquencies and delaying charge-offs; however, the potential impact is appropriately considered in the determination of the loan loss reserves. Forbearance continues to be a positive collection tool for the Private Credit Student Loans.

"Core Cash" Gains (Losses) on Securities

        The increase in gains (losses) on securities versus the prior quarter and year-ago quarter is primarily due to the $27 million leveraged lease impairment reserve recorded in the third quarter (see "Leveraged Leases" below).

"Core Cash" Other Income

        When compared with GAAP other income, "core cash" other income excludes gains on student loan securitizations, servicing and securitization revenue, the derivative market value adjustment per SFAS No. 133 and the amortization of acquired intangible assets. The following table summarizes the components of "core cash" other income for the quarters ended September 30, 2004, June 30, 2004 and September 30, 2003 and for the nine months ended September 30, 2004 and 2003.

Guarantor Servicing Fees, Debt Management Fees and Other Income

	Quarters ended			Nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Guarantor servicing and debt management fees:
Guarantor servicing fees	$33	$23	$40	$91	$101
Debt management fees	79	70	78	229	190

Total guarantor servicing and debt management fees	$112	$93	$118	$320	$291

Other income:
Late fees	$22	$30	$18	$74	$50
Third party servicing fees	14	12	15	40	43
Gains on sales of mortgages and other loan fees	5	6	13	15	34
Other	49	20	4	89	36

Total other income	$90	$68	$50	$218	$163

        The $10 million increase in guarantor servicing fees versus the prior quarter is primarily due to the increase in issuance fees from the seasonal increase in loan disbursement volume. The $7 million decrease in guarantor servicing fees versus the year-ago quarter is due to the decrease in issuance fee per disbursement from 65 basis points to 40 basis points.

        In the third quarter of 2004, we revised the amortization for Default Aversion Fees ("DAF") to account for the effect of continued Consolidation Loan activity on the portfolio. This resulted in an $8 million reduction in DAF revenues in the third quarter of 2004. Exclusive of DAF, the increase in debt management fees versus the prior quarter is primarily due to a shift from the second to third quarter of 2004 of $6 million of certain fee income earned when defaulted FFELP Stafford loans are consolidated into the FDLP. In the second quarter of 2004, certain lenders, primarily the FDLP, held Consolidation Loan disbursements pending the loan rate reset of July 1. The decrease in the quarter over quarter growth rate in debt management fees is primarily due to greater emphasis on rehabilitating FFELP loans, which has higher margins but a longer revenue cycle. Exclusive of DAF, the growth in the debt management fees versus the prior year is due mainly to the growth in the business, principally at the Company's General Revenue Corporation and Pioneer Credit Recovery subsidiaries.

        The increase in other income versus the prior quarter and year-ago quarter is due to a $14 million termination fee received from Bank One and higher marketing service fees. In addition, in the third quarter of 2003, we changed the method of accounting for fees earned for performing information technology enhancements under an agreement with United Student Aid Funds that resulted in an $18 million deferral of revenue previously recognized.

Loss on GSE Debt Extinguishment

        In the third quarter of 2004, we recognized a $103 million loss on the repurchase of approximately $1.7 billion of GSE debt through a tender offer in August 2004 in connection with the Wind-Down of the GSE. Based on current interest rates on October 13, 2004, we estimate that additional losses related to future debt repurchases and the eventual defeasance of the debt will be between $117 million and $127 million.

"Core Cash" Operating Expenses

        Third quarter operating expenses were $203 million versus $177 million in the year-ago quarter and $199 million in the second quarter of 2004. The increase versus the prior quarter is mainly due to the hiring of temporary employees to meet the demands of the peak loan origination season. The increase in operating expenses versus the year-ago quarter can primarily be attributed to the acquisition of Academic Management Services Corp. ("AMS") in the fourth quarter of 2003, increased servicing and debt management expenses consistent with the growth in borrowers and the growth in the debt management business. Student loan servicing expenses as a percentage of the average balance of student loans serviced was .15 percent, .14 percent and .16 percent for the quarters ended September 30, 2004, June 30, 2004 and September 30, 2003, respectively, and ..15 percent and .16 percent for the nine months ended September 30, 2004 and 2003, respectively.

LEVERAGED LEASES

        At September 30, 2004, we had investments in leveraged and direct financing leases, net of impairments, totaling $167 million that are general obligations of two commercial airlines and Federal Express Corporation. The aircraft financing business for traditional airlines continues to be adversely affected by the slowdown in the commercial aircraft industry, higher fuel costs and increased competition from new discount carriers. In recognition of this trend and the deteriorating financial condition of Delta Airlines, we recorded an impairment reserve of $27 million in the third quarter of 2004. Based on an analysis of the potential losses on certain leveraged leases plus the increase in incremental tax obligations related to forgiveness of debt obligations and/or the taxable gain on the sale of the aircraft, our remaining after-tax accounting exposure to two commercial airlines totaled $80 million at September 30, 2004.

RECENT DEVELOPMENTS

Privatization Act—GSE Wind-Down Update

        Under the Privatization Act, the GSE must wind down its operations and dissolve on or before September 30, 2008. As of September 2004, we have substantially completed the Wind-Down of the GSE and announced that we are planning to dissolve the GSE no later than the first quarter of 2005. We had previously announced a target Wind-Down date of June 30, 2006.

        The Privatization Act generally provides that the GSE's non-GSE affiliates cannot purchase FFELP loans as long as the GSE is acquiring such loans. On June 30, 2004, the Company purchased FFELP student loans through non-GSE affiliates and as a result, the GSE was required by statute to terminate all such activity. Going forward, the GSE will no longer be a source of liquidity for the Company's purchase of student loans and the Company's GSE-related financing activities will primarily consist of refinancing the remainder of its assets through non-GSE sources, and repurchasing long-term GSE debt. All GSE debt that remains outstanding upon completion of these Wind-Down activities will be defeased through creation of a fully collateralized trust, consisting of cash or financial instruments backed by the full faith and credit of the U.S. government with cash flows that provide for the interest and principal obligations of the defeased debt. Through September 30, 2004, we repurchased approximately $1.7 billion of GSE debt through a tender offer and recorded a loss of $103 million. Based on current interest rates on October 13, 2004, we estimate that additional losses related to future debt repurchases and the eventual defeasance of the debt will be between $117 million and $127 million.

Acquisitions

        During the third quarter of 2004, we completed one acquisition and announced two additional acquisitions. We will account for these transactions under the purchase method of accounting as defined in SFAS No. 141, "Business Combinations," and allocate the purchase price to the fair market value of the assets acquired, including identifiable intangible assets and goodwill.

Arrow Financial Services

        On September 15, 2004, we acquired 64 percent of Arrow Financial Services, a full-service, accounts receivable management company that purchases charged-off debt, conducts contingency collection work and performs third-party receivables servicing across a number of consumer asset classes. Under the terms of the agreement, Sallie Mae has the option to purchase the remaining interest in Arrow Financial Services over a three-year period.

        Arrow Financial employs nearly 1,400 individuals at locations in Niles, Illinois; Gaithersburg, Maryland; San Diego, California; Whitewater, Wisconsin; and Rockville Centre, New York. It will retain its brand, successful strategy and senior management team.

Southwest Student Services Corporation

        On October 15, 2004, we completed our purchase of the outstanding stock of Southwest Student Services Corporation ("Southwest") from the Helios Education Foundation. The transaction includes Southwest's $4.8 billion student loan portfolio, its Phoenix-based loan origination and servicing center and its sales and marketing operations. In addition to the student loan portfolio, the purchase will expand our loan origination capability and broaden our market reach.

        Southwest provides for the origination, funding, acquisition and servicing of education loans. It is among the top 30 originators of federal student loans, issuing approximately $300 million in Stafford and PLUS loans and $1.5 billion in Consolidation Loans annually, and it is the nation's ninth largest holder of federal student loans. Southwest provides student loans and related services nationally with a primary focus on colleges and universities in Arizona and Florida. Southwest employs nearly 300 individuals.

Student Loan Finance Association

        On September 23, 2004, we announced our intent to purchase both the secondary market and related businesses of Education Assistance Foundation ("EAF") and its affiliate, Student Loan Finance Association ("SLFA"). SLFA is a Northwest regional leader in education loan funding and acquisition. The transaction includes SLFA's $1.6 billion student loan portfolio and an origination franchise that generates $50 million of student loan volume annually.

Exceptional Performer Designation

        On October 5, 2004, the DOE formally notified us that the Company's loan servicing division, Sallie Mae Servicing, received the Department's "Exceptional Performance" designation, a classification awarded to qualified lenders and loan servicers for meeting certain government standards in administering loans under the FFELP.

        To qualify as an Exceptional Performer, lenders and servicers must achieve an overall compliance performance rating of 97 percent or higher for servicing requirements set by the DOE on federally guaranteed loans.

        As a result of the designation, during a one-year period that commenced on October 19, 2004, the Company will receive 100 percent reimbursement on default claims on federally guaranteed student loans that were serviced by Sallie Mae Servicing for a period of at least 270 days prior to the date of default. This one-year period may be extended on an annual basis so long as the Company maintains a satisfactory overall compliance rating. The initial one-year period and any extensions are subject to quarterly compliance audits that can result in the revocation of the designation.

Chase Joint Venture

        Under the terms of our joint venture with JPMorgan Chase, we will offer JPMorgan Chase new loan purchase and servicing terms for a five-year period beginning September 2007. If the Company and JPMorgan Chase are unable to mutually agree upon such terms by May 31, 2005, then either party may trigger a "Dutch auction" process. Under that process, the electing party offers to purchase the other party's 50 percent interest or sell its 50 percent interest in the joint venture at a specified price. The non-electing party then has the right to either sell its interest in the joint venture or purchase the electing party's interest, in either case at the originally offered price. If we are the successful purchaser in a Dutch auction, then for a two-year period following the closing:

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  JPMorgan Chase may not compete with the Company in the marketing, purchasing, servicing or ownership of education loans (except with respect to the continuation of business activities under the Bank One name or the name of any other entity with which JPMorgan Chase affiliates),

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  we may use certain Chase trademarks for a nominal annual fee, and

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  we acquire all rights to make additional FFELP student loans (serial loans) to customers of the joint venture.

        If JPMorgan Chase is the successful purchaser in a Dutch auction, then for a two-year period following the closing:

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  it may use certain Sallie Mae trademarks for a nominal annual fee (but the Company would not be constrained by any non-compete restriction), and

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  we would be required to act as origination and servicing agent for JPMorgan Chase at market rates.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION THIRD QUARTER 2004 (Dollars in millions, except per share amounts)